Exhibit 10.1

REDACTED COPY—CONFIDENTIAL TREATMENT REQUESTED
Redacted portions have been marked with brackets containing asterisks ([***]).  The redacted portions are subject to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

COLLABORATION AND LICENSE AGREEMENT

THIS Collaboration and License Agreement (“Agreement”) is made effective as of February 9, 2007 (the “Effective Date”) by and among SELECT Vaccines Limited, ABN 25 062 063 692, a company incorporated under the laws of Victoria, Australia having its principal place of business at Suite 15, 545 St Kilda Road, Melbourne, Victoria 3004, Australia (“SVL”), and Hepgenics Pty Ltd, ABN 44 104 360 714, a wholly owned subsidiary of SELECT VACCINES, a company incorporated under the laws of Victoria, Australia having its principal place of business at Suite 15, 545 St Kilda Road, Melbourne, Victoria 3004, Australia (together with SELECT VACCINES, “SELECT”), and AVANT Immunotherapeutics, Inc., a Delaware corporation having a principal place of business located at 119 Fourth Avenue, Needham, Massachusetts 02494-2725 USA (“AVANT”).  SELECT and AVANT are each hereafter referred to individually as a “Party” and together as “Parties”.

A. SELECT and AVANT desire to collaborate in the discovery and development of vaccines against certain disease targets, whereby SELECT will use its virus-like particle technologies to generate and characterize such vaccines and AVANT will use its expertise with respect to vaccines.

B. AVANT wishes to obtain from SELECT a license to the Licensed Subject Matter (hereinafter defined) and resulting discoveries on the terms set forth herein.

C. SELECT and AVANT desire to initiate the performance of the above-described activities by SELECT and AVANT and therefore agree to undertake the foregoing, all under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained below, the parties agree as follows:

1 - DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated:

1.1   “Affiliate” means any business controlled by a Party, any business entity that controls a Party, or any business entity that is controlled by a business entity that is controlled by a Party. For the purposes of this Section 1.1, “control” means (i) the direct or indirect ownership of fifty percent (50%) or more of the voting stock or other voting interests or interest in the profits of the Party, or (ii) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof.

1.2      “Antigen” means at least one protein (including any glyco- or lipo-protein), carbohydrate, compound or other composition, and any fragment, peptide or epitope thereof, or combinations thereof that is capable of eliciting an immune response in humans.

1.3      “AVANT Collaboration Invention” means a Collaboration Invention created or conceived solely by AVANT Employees.

1.4      “Business Day” means a day other than a Saturday or Sunday on which banking institutions both in Melbourne, Australia and Boston, Massachusetts are open for business.

1.5      “Candidate Antigen” means an Antigen that the JRC reasonably believes shows, or is likely to show, scientific and commercial promise for the development of a Vaccine Product.

1.6      “Collaboration Invention” shall mean any discovery, invention, Know-How, Patent or trade secret, including an Improvement in the Licensed Subject Matter, first conceived or made in the performance of the Research Program.

1.7      “Collaboration Patent” means a Patent that discloses or claims a Collaboration Invention.

1.8      “Combination Product” means a Licensed Product that includes at least one additional active ingredient other than a VLP.  Drug delivery vehicles, adjuvants, and excipients shall not be deemed to be “active ingredients”, except in the case where such delivery vehicle, adjuvant, or excipient is recognized as an active ingredient in accordance with 21 C.F.R. 210.3(b)(7).

1.9      “Control” means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangements with any Third Party.

1.10    “Dollars” or “$” means U.S. dollars.

1.11    “Employee” means (i) an employee or agent of a Party or Affiliate, and (ii) with respect to SELECT, an employee of the Burnet Institute as long as a service agreement exists between SELECT and the Burnet Institute that contains standard confidentiality and intellectual property assignment obligations requiring the Burnet Institute to cause that employee to agree to observe and comply with the confidentiality and intellectual property assignment obligations within that agreement.

1.12    “Excluded Antigen” means an Antigen associated with [***].

1.13    “FDA” means the United States Food and Drug Administration or its equivalent governmental, regulatory or health authorities in any jurisdiction.

1.14    “First Commercial Sale” means the first commercial sale of a Licensed Product by AVANT or any of its Sublicensees under this Agreement.

1.15    “First Licensed Product” means a Licensed Product containing a Target Antigen related to influenza virus, as specified in Appendix B.

1.16    “FTE” means an Employee scientist working full-time on the Research Program, or, an equivalent amount of work on the Research Program performed by more than one such Employee scientists.  For purposes of this Section 1.15, “full-time” means not less than one thousand eight hundred and forty (1,840) hours per year.

1.17    “Generic Equivalent” means a Vaccine Product sold by a Third Party without the consent or approval of AVANT and SELECT that addresses the same Target Disease as a particular Licensed Product and (i) the manufacture, use, or sale of such Vaccine Product would be covered or claimed by one or more claims within the SELECT Patents or Collaboration Patents but for the fact that: (a) all such claim(s) are contained within patent applications, filed in good faith, that have not yet issued, but have been pending for less than seven (7) years and have not been withdrawn, cancelled or abandoned, or (b) all such claims are within patents that have expired or been revoked or determined to be invalid or unenforceable; or (ii) is sold in a country in which no SELECT Patents or Collaboration Patents covering the manufacture, use or sale of such Licensed Product have been filed.

1.18    “Improvement” means all improvements, enhancements, additions and adaptations to the Licensed Subject Matter conceived or created by either Party or any of their respective Affiliates that are sufficiently different to be separately patentable.

1.19    “IND” means an investigational new drug application filed with the FDA as more fully defined in 21 C.F.R. § 312.3 or its equivalent in any jurisdiction.

1.20    “Joint Collaboration Invention” means a Collaboration Invention created or conceived jointly by AVANT and SELECT.

1.21    “Know-How” means all information and data, technical information, trade secrets, specifications, instructions, processes, formulae, expertise and information relating to Licensed Products including, without limitation: (i) biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information including Technology Rights that are relevant to the manufacture, use or sale or and /or which may be useful in studying, testing, developing, producing, formulating or using the Licensed Products; and (ii) copies of any IND or NDA or other health registration documents and amendments or supplements thereto filed with the FDA or other governmental, Regulatory Authority or health authority in the Licensed Territory and all correspondence to  and from such agency relevant to the Licensed Products which is known to and/or possessed and /or acquired by a Party or its Affiliates.

1.22    “Licensed Field” means the development and commercialization of Vaccine Products for human therapeutic and prophylactic use.

1.23    “Licensed Product” means a Vaccine Product that (i) is covered by or made using Licensed Subject Matter and (ii) contains a Target Antigen related to a Target Disease.

1.24    “Licensed Subject Matter” means the (i) SELECT Know-How, (ii) SELECT Patents, and (iii) SELECT’s interest in any Joint Collaboration Inventions.

1.25    “Licensed Territory” means worldwide.

1.26    “NDA” means a New Drug Application and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information which are necessary for, or included in, FDA approval to market a Licensed Product as more fully defined in 21 C.F.R. § 314.50 et. seq, or its equivalent in any jurisdiction..

1.27    “Net Sales” means, with respect to any Licensed Product, the gross revenues received from the sale of Licensed Products by AVANT and its Affiliates for bona fide sales of such Licensed Product to a Third Party (other than Sublicensees and AVANT’s Affiliates but including distributors for resale), less discounts (including cash, quantity and patient program discounts), retroactive price reductions, charge-back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers; credits or allowances actually granted upon claims, damaged goods or rejections of such Licensed Product, freight out, postage, shipping and insurance charges for delivery of such Licensed Product; and sales and/or use taxes actually paid, including value-added taxes, or other governmental charges otherwise imposed upon the billed amount, as adjusted for rebates and refunds, to the extent not paid by the Third Party, import and/or export duties actually paid, outbound transportation prepaid or allowed, and amounts allowed or credited due to returns, including such Licensed Product returned in connection with recalls or withdrawals (not to exceed the original billing or invoice amount).  Net Sales shall not include any payments among AVANT, its Affiliates and Sublicensees.

1.28    “Patent” means any patent or patent application, whether domestic or foreign, and all divisions, provisional applications, continuations, continuations-in-part, reissues, reexaminations or extensions of any of the foregoing, and any letters patent that issue on any of the foregoing.

1.29    “Phase II” means that portion of the FDA submission and approval process which provides for the initial trials of a Licensed Product on a limited number of patients for the purposes of determining dose and evaluating safety and immunogenicity in the proposed therapeutic indication as more fully defined as 21 C.F.R. §213.21(b).

1.30    “Product Royalty Term” means with respect to each Licensed Product in a country, the longer of (i) ten (10) years after the First Commercial Sale of such Licensed Product in the relevant country, or (ii) the life of Patents that claim the manufacture, use or sale of such Licensed Product in the relevant country.

1.31    “Regulatory Approval” means, with respect to a country, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market a product in such country, including, where applicable and as required, (i) pricing or reimbursement approval in such country, (ii) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), (iii) labeling approval, and (iv) technical, medical and scientific licenses.

1.32    “Regulatory Authority” means any supra-national, federal, national, regional, state, provincial or local governmental regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the development, manufacture or commercialization of biological drug products, including the FDA, EMEA and Koseisho.

1.33    “Second Licensed Product” means a second Licensed Product (i.e., a Licensed Product that contains a different Target Antigen that is related to a different Target Disease than the Target Antigen and Target Disease relating to the First Licensed Product) chosen by AVANT pursuant to Section 3.5a of this Agreement and to be specified in Appendix B hereto.

1.34    “SELECT Collaboration Invention” means a Collaboration Invention created or conceived solely by SELECT Employees.

1.35    “SELECT Know-How” means Know-How that is Controlled by SELECT as of the Effective Date or during the term of this Agreement.

1.36    “SELECT Patents” means all Patents that are Controlled by SELECT as of the Effective Date or during the term of this Agreement, which claim technology that is reasonably necessary or useful for the testing, developing, producing, formulating, using or exploiting of the Licensed Product in the Licensed Field, including those Patents that claim VLPs, Vaccine Products or the development or commercialization thereof.

1.37    “Sublicensee” means any Third Party (other than an Affiliate) licensed by AVANT or its Affiliates to make, sell, import, export, advertise, promote and otherwise commercialize any Licensed Product.

1.38    “Sublicense Fees” means all compensation received by AVANT from a Sublicensee that relate specifically to the grant of a sublicense by AVANT of the rights licensed hereunder by SELECT to AVANT, including (i) up-front cash payments made to AVANT in consideration of the sublicense; (ii) the fair market value of all non-cash consideration received by AVANT from a Sublicensee, including, without limitation, equity in other companies, the value of which is to be calculated as the average closing price for a share of stock from the class of stock involved for 5 consecutive days preceding the execution of the sublicense agreement; (iii) any premium over fair market value paid by a Sublicensee for an equity investment in AVANT; (iv) milestone payments paid by a Sublicensee; and (v) royalty payments on sales of Licensed Products received by AVANT from any Sublicensee.  Sublicensee Fees shall not include any of the following: (a) sponsored research payments; (b) payments for past research expenditures relating to development of Licensed Products; (c) payments made for an equity investment in AVANT by a Sublicensee to the extent that such payments do not exceed the fair market value of such equity; (d) payments made in consideration of the manufacture or supply of Licensed Products by AVANT to the extent that such payments do not exceed the costs of such manufacture and supply; and (e) loans made to AVANT.

1.39    “Target Antigen” means an Antigen specified in Appendix B.

1.40    “Target Disease” means a disease specified in Appendix B.

1.41    “Technology Rights” means a Party’s rights in technical information, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings or data created before the Effective Date relating to a Party’s technology that are not covered by Patents but that are necessary for practicing any invention covered by Patents.

1.42    “Third Licensed Product” means a third Licensed Product (i.e., a Licensed Product that contains a different Target Antigen that is related to a different Target Disease than the Target Antigens and Target Diseases relating to the First Licensed Product and the Second Licensed Product) chosen by AVANT pursuant to Section 3.5b of this Agreement and to be specified in Appendix B hereto.

1.43    “Third Party” means any entity other than SELECT or AVANT, excepting Affiliates of either.

1.44    “VLP” means a virus-like particle.

1.45    “Vaccine Product” means a vaccine (i) containing a VLP, or (ii) made using a VLP.

1.46    Terms defined elsewhere in this Agreement.  The following terms are defined in the applicable Sections of this Agreement:

a.	“Agreement”	Preamble

b.	“Confidential Information”	Section 10.1

c.	“Disclosing Party”	Section 10.1

d.	“Effective Date”	Preamble

e.	“First Milestone”	Section 4.2

f.	“Indemnifying Party”	Section 8.1

g.	“Indemnitees”	Section 8.1

h.	“JRC”	Section 2.2a

i.	“Notice Period”	Section 7.2

j.	“Party” or “Parties”	Preamble

k.	“Receiving Party”	Section 10.1

l.	“Research Program”	Section 2.1

m.	“Research Plan”	Section 2.1

n.	“Research Term”	Section 2.3a

o.	“Shares”	Section 4.1a

p.	“Third Party Claim”	Section 11.4

q.	“Third Party Licenses”	Section 3.4

2 - RESEARCH COLLABORATION

2.1      SELECT and AVANT agree to jointly research and develop Candidate Antigens and Licensed Products under a research program (the “Research Program”) in accordance with the initial research plan set forth in Appendix A (the “Research Plan”). Each Party shall use diligent efforts to perform its respective responsibilities under and for the Research Plan, and shall cooperate with and provide reasonable support to the other Party in such other Party’s performance of its responsibilities thereunder.

2.2      Joint Research Committee.

a.     Promptly after the Effective Date, SELECT and AVANT shall establish a joint research committee (“JRC”) to (i) oversee the Research Program, (ii) establish, plan and coordinate the activities under the Research Plan, and (iii) facilitate the exchange of information regarding the Research Program.  The JRC will set specific research goals of the Research Program, evaluate the results of the Research Program, discuss information relating to the Research Program and will ensure that there is appropriate scientific direction for the Research Program.

b.     Within thirty (30) days following the Effective Date, the JRC will evaluate the Research Plan and modify it if necessary.  The JRC shall thereafter periodically modify the Research Plan as it deems necessary.

c.     The JRC shall be comprised of two (2) representatives from each Party.  The chairperson of the JRC shall be designated by AVANT.

d.     If the JRC fails to reach unanimous agreement on any matter before it for consideration, representatives of AVANT shall have sole authority to decide the matter.

e.     Meetings of the JRC shall be held at such times as agreed to by the Parties (but no less than once each calendar quarter). Such meetings may be in-person, via videoconference, or via teleconference, provided that at least one meeting per calendar year shall be held in person. The location of in-person JRC meetings will alternate between Needham, Massachusetts, and Melbourne, Australia, or in such other manner or location as the Parties mutually agree.  SELECT and AVANT shall each bear all expenses of their respective JRC representatives related to their participation on the JRC and attendance at JRC meetings. SELECT will provide AVANT with a proposed agenda for each JRC meeting at least five (5) Business Days prior to the scheduled meeting date. AVANT shall record all decisions made, and otherwise take minutes as appropriate.  JRC meeting minutes will be sent to each member of the JRC for review within five (5) Business Days after a meeting; such minutes shall be deemed approved by both of the Parties unless a Party objects to the accuracy of such minutes by providing written notice to the other Party within ten (10) Business Days of receipt of such minutes by such Party’s primary JRC contact.  A Party may, with the prior consent of the other Party (such consent not to be unreasonably withheld or delayed), invite a reasonable number of Employees, consultants or scientific advisors to attend a meeting of the JRC, provided, however, that such attendees shall participate only as observers and advisors and shall not have a decision-making role.  Those invitees must be bound by appropriate confidentiality obligations.

2.3      Collaboration Term.

a.     The Research Program begins on the Effective Date and shall expire two (2) years after the Effective Date, unless extended as provided below, or unless this Agreement is earlier terminated by either Party pursuant to the provisions of Section 7 (the “Research Term”). In no event, however, will the Research Term extend beyond three years after the date of the First Milestone.  Upon the end of the Research Term, SELECT will not have any obligation to perform any activities with respect to the development or optimization of Candidate Targets or Licensed Products.

b.     The Research Program and the Research Term may be extended at the option of AVANT for two additional one (1) year periods by providing written notice to SELECT within thirty (30) days of the then-current expiration date of the Research Term and, thereafter, by mutual agreement of the Parties.

2.4      SELECT Research Efforts.  During the Research Term, SELECT shall support the research and other activities to be undertaken by SELECT under the Research Plan and as part of the Research Program with an annual resource commitment to provide [***] FTEs.  SELECT may not subcontract or outsource any work or any activities under the Research Plan, except that SELECT may fulfill its commitment to provide FTEs to the Research Program by having work performed by Third Party individual contractors or consultants upon AVANT’s prior written approval (each, a “Third Party FTE”).  As a condition to obtaining AVANT’S approval with respect to a Third Party FTE, that individual must: (i) have appropriate experience and qualifications, (ii) be under SELECT’s direct supervision and control, (iii) be obligated to observe the limitations and restrictions respecting SELECT’s Confidential Information and Know-How with the same degree and care as required under this Agreement, (iv) be obligated to assign to SELECT of all the right, title and interest in and to any intellectual property (and intellectual property rights) created or discovered by such Third Party FTE.  SELECT is responsible for compliance by such Third Party FTEs with the terms and conditions of this Agreement.  In no event, shall SELECT be obligated to incur costs in performing activities under the Research Program in excess of the amounts provided under Section 2.5.

2.5      Research Program Funding.

a.     AVANT agrees to fund the Research Program at the following rates:

(1)   During the first year of the Research Program, such funding shall be [***], which shall be paid in cash to SELECT in advance in equal installments on a quarterly basis.

(2)   During the second year of the Research Program, such funding shall be [***], which shall be paid in cash to SELECT in advance in equal installments on a quarterly basis.

(3)   If AVANT elects to extend the Research Program and Research Term in accordance with Section 2.3b, the amount of funding shall be mutually decided by the Parties, taking into account the current FTE rates and shall be paid in cash to SELECT in advance in equal installments on a quarterly basis.

b.     In addition to AVANT’s Research Program funding set forth in Section 2.5a, SELECT shall support the research and other activities to be undertaken by the FTEs under the Research Plan and as part of the Research Program with a first-year resource commitment of [***].

2.6      Limited Use of Research Program Funding.  AVANT’s Research Program funding set forth in Section 2.5a shall be used by SELECT only in connection with the research and other activities to be undertaken by the FTEs under the Research Plan and as part of the Research Program.

2.7      Records.

a.     SELECT will maintain complete and accurate records which are relevant to (i) work performed by FTEs, and (ii) its expenditure of Research Program funding under this Agreement.  Such records shall be available for inspection during reasonable business hours for a period of two (2) years from creation of individual records for examination at

AVANT’s expense and not more often than once each year by AVANT for the sole purpose of verifying SELECT’s compliance with Section 2.6.

b.     The Parties shall prepare and maintain records of the activities performed hereunder in sufficient detail and generally in a manner sufficient for purposes of establishing intellectual property rights in any inventions conceived of or reduced to practice in connection with the Research Program.

2.8      Within thirty (30) days after the end of each calendar quarter in which activities are performed under the Research Plan, SELECT shall provide to the JRC a written progress report, which report shall (i) describe the activities SELECT has performed or caused to be performed under the Research Plan during such calendar quarter, (ii) evaluate the work performed in relation to the goals of the Research Plan, and (iii) provide such other information as may be required by the Research Plan or reasonably requested by the JRC with respect to SELECT’s activities under the Research Plan.

3 - LICENSES

3.1   Licenses for Research Program

a.     SELECT grants AVANT a nonexclusive, royalty-free, fully paid-up worldwide license, with no right to grant sublicenses (except as set forth in Section 3.3c, under the Licensed Subject Matter solely to carry out AVANT’s obligations under the Research Plan during the Research Term.

b.     AVANT grants SELECT a nonexclusive, royalty-free, fully paid-up worldwide license, with no right to grant sublicenses, under the AVANT Collaboration Inventions and AVANT’s interest in the Joint Collaboration Inventions solely for SELECT to carry out its obligations under the Research Plan during the Research Term.

3.2      Licenses for Collaboration Patents

a.     SELECT grants to AVANT a nonexclusive, fully paid-up worldwide license, with the right to sublicense, under any Collaboration Patents that are owned solely by SELECT.

3.3      License to AVANT for Licensed Products

a.     SELECT hereby grants to AVANT a royalty-bearing, exclusive (even with respect to SELECT) license under the Licensed Subject Matter to develop, make, have made, use, offer to sell, sell, have sold and import Licensed Products within the Licensed Territory for use within the

Licensed Field. This license is subject to (i) the continued effectiveness of this Agreement and (ii) the rights retained by SELECT to perform its obligations under the Research Program.  As of the Effective Date, the First Licensed Product is the only Licensed Product.

b.     AVANT may extend the license granted in this Agreement to any of its Affiliates if that Affiliate consents to be bound by this Agreement to the same extent as AVANT, and SELECT approves such Affiliate.  Any approval granted by SELECT under this Section 3.3b must be in writing and must be granted before the extension.

c.     AVANT may grant sublicenses (through multiple tiers) consistent with the scope of the rights and licenses granted to AVANT pursuant to Sections 3.1a or 3.3.  AVANT will be responsible for the operations of its Sublicensees relevant to this Agreement as if carried out by AVANT. AVANT must deliver to SELECT a true and correct copy of each sublicense granted by AVANT, and any modification or termination of the foregoing, within 30 Business Days after executing, modifying or terminating a sublicense. When this Agreement is terminated, all existing sublicenses shall survive; provided that such Sublicensees promptly agree in writing to be bound by the terms of this Agreement.

3.4   Third Party Licenses.  SELECT represents and warrants to AVANT that the licenses granted under this Agreement do not include any sublicenses related to the Licensed Products that have been licensed by SELECT from a Third Party and that SELECT is not party to any license or similar agreement which SELECT reasonably believes would relate to the Licensed Products.

3.5   Option to AVANT for Additional Vaccine Products.

a.     Second Licensed Product

(1)   AVANT will have the right to add a Second Licensed Product by choosing a second Antigen and related disease, other than an Excluded Antigen.

(2)   AVANT must select the second Antigen for the Second Licensed Product, if at all, no later than two (2) years after the date of the First Milestone.

(3)   If selected, the Second Licensed Product, along with the second Target Antigen and related Target Disease, will be added to Appendix B.

b.     Third Licensed Product

(1)   AVANT will have the right to add a Third Licensed Product by choosing a third Antigen and related disease, other than an Excluded Antigen.

(2)   AVANT must select the third Antigen for the Third Licensed Product, if at all, no later than three (3) years after the date of the First Milestone.

(3)   If selected, the Third Licensed Product, along with the third Target Antigen and related Target Disease, will be added to Appendix B.

4 - PAYMENTS AND REPORTS

In consideration of rights granted by SELECT to AVANT under this Agreement, AVANT will pay SELECT as follows:

4.1   Upfront License Fees.  AVANT will pay SELECT the specified amounts as follows:

a.     A nonrefundable license fee of Seven Hundred Thirty-Five Thousand Dollars ($735,000) to be paid by the purchase of Twenty-Nine Million Five Hundred Eighteen Thousand Seventy-Two ordinary fully paid shares in the capital of SELECT (ASX Code: SLT) which are freely-tradable, duly-authorized and issued, and which are free from any and all liens and encumbrances (the “Shares”) with said purchase being made no later than fifteen (15) days after SELECT delivers written notice of the availability of the Shares for purchase by AVANT (the “Notice”), provided that SELECT shall provide the Notice to AVANT no later than ninety (90) days after the Effective Date;

b.     A nonrefundable license fee of [***], due and payable no later than fifteen (15) days after electing the Second Licensed Product pursuant to Section 3.5a; and

c.     A nonrefundable license fee of [***], due and payable no later than fifteen (15) days after electing the Third Licensed Product pursuant to Section 3.5b.

With respect to the purchase and sale of the Shares as described in Section 4.1(a), if such transaction cannot be closed within one hundred (100) days following the Effective Date because the Shares are not available for sale by SELECT on the terms set forth in Section 4.1(a) (for example, the Shares are not freely-tradable by AVANT upon issuance), within such period, then either Party shall be permitted to void the obligation to enter into such purchase and sale of Shares and this Agreement shall otherwise continue in full force and effect.

4.2   First Milestone.  AVANT will pay SELECT [***] no later than thirty (30) days after obtaining [***] (the “First Milestone”).

4.3   Additional Milestone Payments.  For each Licensed Product, AVANT will pay SELECT the specified amounts no later than 30 days after the following specified, relevant milestones are reached. For clarity, only one set of milestone payments is payable under this Agreement with respect to each Licensed Product, no matter how many times each of the milestone events is achieved:

a.     [***].

b.     [***].

c.     [***].

d.     United States.

(1)   [***];  and

(2)   [***].

e.     European Union.

(1)   [***]; and

(2)   [***].

f.      Japan.

(1)   [***]; and

(2)   [***].

4.4   Earned Royalties.  During the Product Royalty Term and subject to Sections 4.6 and 4.7 below, AVANT will pay to SELECT a running royalty on a country-by-country and Licensed Product-by-Licensed Product basis equal to the following percentages of annual Net Sales for each Licensed Product sold by AVANT and its Affiliates, which royalties will be payable every six months pursuant to Section 4.9 below:

a.     Royalty Schedule

(1)   [***],

(2)   [***],

(3)   [***], and

(4)   [***].

b.     Determination and Calculation of Net Sales

Net Sales shall be determined in accordance with generally accepted accounting principles, consistently applied.  Net Sales for any Combination Product shall be calculated on a country-by-country basis by multiplying actual Net Sales of such Combination Product by the fraction A/B, where A is the weighted average price paid for the Licensed Product contained in such Combination Product if such License Product is sold separately in finished form in such country, and B is the weighted average invoice price paid for such Combination Product in such country.  If such Licensed Product is not sold separately in finished form in such country, the parties shall determine Net Sales for such Licensed Product by mutual agreement based on the relative contribution of such Licensed Product and each such other active ingredients in such Combination Product in accordance with the above formula, and shall take into account in good faith any applicable allocations and calculations that may have been made for the same period in other countries.

c.     Notwithstanding the foregoing, upon expiration of the Product Royalty Term for a Licensed Product, AVANT’s license with respect to that particular Licensed Product will automatically become a fully paid, perpetual, irrevocable, royalty-free, exclusive license.

4.5   Sublicense Fees.

a.     For amounts received pursuant to sublicenses granted by AVANT before the first human study performed under an IND, an amount equal [***] of all Sublicense Fees from such sublicenses.

b.     For amounts received pursuant to sublicenses granted by AVANT after the first human study performed under an IND, an amount equal to [***] of all Sublicense Fees from such sublicenses.

4.6   Generic Competition.  Royalty payments due for a Licensed Product under Sections 4.4 and 4.5 shall be reduced on a product-by-product and country-by-country basis by [***] following the first bona fide arms-length commercial sale of a Generic Equivalent, with all such reductions calculated on calendar quarterly basis.

4.7   Additional Third Party Licenses.  Royalties due SELECT under Section 4.4 of this Agreement shall be reduced by [***] of the amount of royalties, if any, paid to a Third Party by AVANT for a license that AVANT determines in good faith, after consultation with SELECT, is necessary to research, develop, manufacture or commercialize a Licensed Product; provided that the royalties due to SELECT are not below [***] of the royalty otherwise payable for such Licensed Product.

4.8   Records.  During the Term of this Agreement and for three (3) years after the Agreement expires or is terminated, AVANT agrees to keep complete and accurate records of its, its Affiliates and its Sublicensees’ sales and Net Sales of Licensed Products under the license granted in this Agreement, as well as all Sublicense Fees received by AVANT, in sufficient detail to enable the royalties payable under this Agreement to be determined. AVANT will provide to SELECT on a semi-annual basis written reports that detail activity relevant to the license granted under this Agreement as described in Section 4.9.  AVANT will permit an independent certified accountant selected by SELECT and which is reasonably acceptable to AVANT to periodically examine all books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement. In no event shall such inspections be conducted hereunder more frequently than once every six (6) months.  Such accountant must have executed and delivered to AVANT a confidentiality agreement as reasonably requested by AVANT, which shall include provisions limiting such accountant’s disclosure to SELECT to only the results and basis for such results of such inspection. If the amounts due to SELECT are determined to have been underpaid by more than five percent (5%) or $50,000, whichever is less, AVANT will pay the cost of the examination and accrued interest at a rate equal to the lesser of (a) the prime rate, as published in the Wall Street Journal, Eastern United States Edition, plus one and one-half percent (1.5%), on the last Business Day preceding the date of payment, or (b) the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent.

4.9   Reports.  Within six (6) months after the Effective Date, and for every subsequent 6 month period, AVANT represents and warrants that it will deliver to SELECT a true and accurate written report, even if no payments are due SELECT, giving the following information:

a.     The quantities of Licensed Product that have been produced;

b.     The total Net Sales for each Licensed Product;

c.     All Sublicense Fees received by AVANT;

d.     The calculation of royalties thereon;

e.     The total royalties computed and due SELECT; and

f.      The occurrence of any milestones under Section 4.3.

Simultaneously with the delivery of each report, AVANT must pay to SELECT all monies, if any, due for the period of each report.

4.10 On or before each anniversary of the Effective Date, irrespective of having a First Commercial Sale or offer for sale, AVANT must deliver to SELECT a written progress report as to AVANT’s, its Affiliates and any Sublicensee’s efforts and accomplishments during the preceding year in diligently commercializing Licensed Products in the Licensed Territory and AVANT’s, its Affiliates and, if applicable, Sublicensee’s commercialization plans for the upcoming year.

4.11 All amounts payable by AVANT shall be paid by wire transfer to an account specified by SELECT without deductions for taxes, assessments, fees, or charges of any kind.  The payment of royalties to SELECT shall be made using a rate of exchange of the currency of the country from which the royalties are payable as published in the Wall Street Journal on the last day of the month for which such payment was due.

5 - PRODUCT DEVELOPMENT AND COMMERCIALIZATION

5.1   Subject to Section 5.2, all business decisions, including, (i) the research and development of Licensed Products, except for the specific manner in which SELECT conducts its obligations under the Research Program; (ii) the manufacture of a Licensed Products either by itself or through Third Parties; and (iii) the design, sale, price, promotion and all other commercialization activities regarding Licensed Products, shall be within the sole discretion of AVANT.

5.2   Diligence Obligations. In developing, commercializing and marketing Licensed Products, AVANT shall expend reasonable, diligent, good faith efforts to accomplish such objective as AVANT would use with respect to a product owned or controlled by AVANT, or to which AVANT has similar rights, which product is of similar market potential and is at a similar stage in its development or life as is such Licensed Product, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the Licensed Product, the regulatory structure involved, profitability of the Licensed Product and other relevant commercial factors.

5.3   Technology Transfer.  SELECT shall disclose to AVANT in writing any and all Licensed Subject Matter developed or prepared or otherwise Controlled by SELECT or any of its Affiliates, promptly after the development or preparation or acquisition thereof, in each case as reasonably necessary or useful for AVANT to exercise the license granted to it pursuant to Sections 3.1.a and 3.2.a.  SELECT shall provide reasonable assistance to AVANT to effect the timely and orderly transfer of SELECT’s Know-How to AVANT for AVANT’s use under the Research Program and for use in AVANT’s research, development, manufacturing activities and commercialization of Licensed Products.

6 - DISCLAIMER OF WARRANTY

6.1   EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 9, NEITHER SELECT NOR AVANT MAKES ANY WARRANTIES, EXPRESS OR IMPLIED AND EXPRESSLY DISCLAIM ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

7 - TERM AND TERMINATION

7.1   Term.  This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect on a Licensed Product-by-Licensed Product basis, and country-by-country basis until the date on which SELECT is no longer entitled to receive a royalty on such Licensed Product in such country. Upon there being no more such payments hereunder for any such Licensed Products in such country, the license grants contained in Section 3.1a and 3.2 shall become fully paid up with respect to such Licensed Products in such country.

7.2   Termination for Breach.  Either Party may terminate this Agreement in the event the other Party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching party by the non-breaching party (the “Notice Period”), provided, however, that the Notice Period shall be six (6) months in the case of a material breach by AVANT of its diligence obligations set forth in Section 5.2, subject to the condition that AVANT shall commence action to cure such breach within thirty (30) days after receipt of such notice and shall diligently continue such actions thereafter.  Any termination shall become effective at the end of such Notice Period unless the breaching party has cured any such breach or default prior to the expiration of the Notice Period.  The Parties acknowledge and agree that the failure by AVANT to comply with its diligence obligations set forth in Section 5.2 for a period of more than three (3) months shall constitute a material breach of this Agreement.  Termination of this Agreement by SELECT under this Section 7.2 shall be on a country-by-country and Licensed Product-by-Licensed Product basis (and not for this Agreement as a whole) if the material breach giving rise to termination is specific to one or more countries or one or more Licensed Products (e.g., a royalty dispute for one Licensed Product in one or more countries).

7.3   Termination by AVANT.  AVANT may terminate this Agreement on a Licensed Product-by-Licensed Product or country-by-country basis or in its entirety or as to any particular SELECT Patent at any time by giving at least sixty

(60) days written notice of such termination to SELECT.  From and after the effective date of a termination with respect to a SELECT Patent, such SELECT Patent in the particular country shall cease to be within the Licensed Subject Matter for all purposes of this Agreement.

7.4   Termination for Bankruptcy.  AVANT shall have the right to terminate this Agreement forthwith by written notice to SELECT if SELECT is declared insolvent or bankrupt by a court of competent jurisdiction, if a voluntary or involuntary petition in bankruptcy if filed in any court of competent jurisdiction against SELECT and such petition is not dismissed within ninety (90) days after filing, or if SELECT shall make or execute an assignment of substantially all of its assets for the benefit of creditors.

7.5   Effect of Termination. Upon a termination of this Agreement under Section 7.2 by SELECT, or under Section 7.3 by AVANT, all rights and obligations of SELECT and AVANT shall terminate, except as provided in Section 7.6, provided that that in the case that such termination shall relate to one or more countries or one or more Licensed Products rather than this Agreement in its entirety, the rights and obligations of SELECT and AVANT shall terminate with respect to such terminated countries and terminated Licensed Products only.

7.6   Surviving Rights.  Subject to and without limiting anything contained in Section 7.5, Sections 1,4, 7.5, 7.7, 7.8, 8, 10, 11.5, 12 and 13shall survive the expiration and any termination of this Agreement for any reason.  Except as provided in Section 7.5 and this Section 7.6, all other provisions of this Agreement shall terminate upon the expiration or termination of this Agreement.

7.7   Accrued Rights, Surviving Obligations.  Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any obligations which shall have accrued prior to such termination, relinquishment or expiration, including, without limitation, the payment obligations under Sections 2.5 and 4 hereof and any and all damages arising from any breach hereunder.  Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of the Agreement.

7.8   Termination Not Sole Remedy.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as agreed to otherwise herein.

7.9   Sale of Remaining Licensed Products.  If this Agreement is terminated for any cause, AVANT may sell all Licensed Products it has on hand at the date of termination if it pays earned royalties on those Licensed Products according to the terms of Section 4..

8- INDEMNIFICATION AND INSURANCE

8.1   Each Party (the “Indemnifying Party”) hereby agrees to defend, hold harmless and indemnify the other Party and its sublicensees, and their respective officers, directors, Employees, agents consultants, successors, heirs, legal representatives and assigns (“Indemnitees”) from and against any claims, demands, losses and expenses (including reasonable attorney fees) arising from Third Party claims to the extent relating directly to a breach by the Indemnifying Party of any of its obligations, covenants, representations or warranties set forth in this Agreement.  In addition, AVANT agrees to defend, hold harmless and indemnify SELECT, and its officers, directors, Employees, agents consultants, successors, heirs, legal representatives and assigns (“Indemnitees”) from and against any claims, demands, losses and expenses (including reasonable attorney fees) to the extent arising from Third Party claims relating directly to personal injuries suffered in connection with the use of a Licensed Product.  Notwithstanding the foregoing, neither Party shall have any obligation to provide indemnification under this Section 8.1 for claims, demands, losses or expenses (including reasonable attorney fees) to the extent arising from the gross negligence, recklessness or willful misconduct of any Indemnitees.

8.2   In no event will either Party be liable for any incidental, indirect, special, consequential or punitive damages (including, without limitation, damages for loss of profits or expected savings or other economic losses, or for injury to persons or property) arising out of or in connection with this Agreement or its subject matter, regardless of whether such Party knows or should know of the possibility of such damages. Each Party agrees to give the other Party prompt written notice of any claims made for which the other party might be liable under Section 8.1.  The indemnifying Party shall have the opportunity to defend, negotiate, and settle such claims; provided, however, that the indemnified Party shall be entitled to participate in the defense of such matter and to employ at its expense counsel to assist therein.  The Party seeking indemnification shall provide the indemnifying Party with such information and assistance as the indemnifying Party may reasonably request, at the expense of the indemnifying Party.

8.3   Insurance

a.     Beginning on the Effective Date, each Party shall, at its sole cost and expense, procure and maintain commercial general liability insurance in appropriate amounts, as determined by the board of such Party, and such Party shall have the other Party, its directors, officers, Employees and agents named as additional insured parties. This commercial general liability insurance shall provide (i) product liability coverage; (ii) broad form contractual liability coverage for such Party’s indemnification under this Agreement; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required shall not be construed to create a limit of such Party’s liability with respect to its indemnification under this Agreement.

b.     Each Party shall provide the other Party with written evidence of such insurance upon such other Party’s request. Each Party shall provide the other Party with written notice of at least thirty (30) days in advance before the cancellation, non-renewal or material change in such insurance.

c.     Each Party shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product developed pursuant to this Agreement is being commercially distributed or sold by AVANT or by a Sublicensee or agent of AVANT; and (ii) the five (5) year period immediately after such period.

9- REPRESENTATIONS AND WARRANTIES

9.1   Each of the Parties hereby represents and warrants and covenants as follows:

a.     This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms.  The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

b.     Each Party has not, and during the term of the Agreement will not, grant any right to any Third Party relating to its respective technology in the Field which would conflict with the rights granted to the other Party hereunder.

c.     Each party owns or otherwise Controls all of the rights, title and interest in and to its Patents and Know-How.

9.2   SELECT represents, warrants and covenants that as of the Effective Date, the SELECT Patents are set forth on Appendix C, and there are no other Patents owned or Controlled by SELECT or any of its Affiliates as of the Effective Date concerning the research, development, manufacture, use or sale of Licensed Product or otherwise relating to the subject matter of this Agreement.

9.3   Patents and Know-How Warranties.  To the best of its knowledge as of the Effective Date, each Party represents and warrants that (i) Know-How and any

Patent or other intellectual property right relating to the Field owned or controlled by such Party are not currently being infringed by any Third Party, and (ii) that the practice of such rights does not infringe any property right of any Third Party.

9.4   Exclusivity/Non-Competition.

a.     SELECT shall not conduct, have conducted or fund any research, development, regulatory, manufacturing or commercialization activity directed to the discovery, development or commercialization of a Vaccine Product containing an Antigen while AVANT has the right to select a Second Licensed Product or Third License Product, except as is permitted for (i) a Candidate Antigen as provided by Section 9.4b and (ii) an Excluded Antigen.

b.     Other than with respect to the First Licensed Product, AVANT shall have no rights under this Agreement with respect to a Vaccine Product containing a Candidate Antigen unless AVANT elects to choose such Candidate Antigen for a Second Licensed Product or Third Licensed Product as set forth in Section 3.5. Except as otherwise set forth herein, during the six (6) month period following the Effective Date and other than with respect to an Excluded Antigen, SELECT shall be precluded from conducting any research, development, regulatory, manufacturing or commercialization activity directed to the discovery, development or commercialization of a Vaccine Product containing an Antigen, either by itself or with a Third Party. After the six (6) month period following the Effective Date, SELECT may enter into an agreement with a Third Party (but not an Affiliate) to conduct research, development, regulatory, manufacturing or commercialization activity directed to the discovery, development or commercialization of a Vaccine Product containing an Antigen, provided that while AVANT has the right to select a Second Licensed Product or Third License Product, SELECT shall notify AVANT in writing prior to entering into any such agreement with a Third Party, and AVANT shall have a one hundred twenty (120) day period to select such Antigen as a Target Antigen for the Second Licensed Product or Third Licensed Product, as the case may be.

If (i) AVANT provides notice to SELECT in writing that it does not intend to select such Antigen as a Second Licensed Product or Third Licensed Product, or (ii) after the termination of such one hundred twenty (120) day period AVANT has not selected such Antigen as a Target Antigen for the Second Licensed Product or Third Licensed Product, then SELECT may enter into an agreement with a Third Party regarding such Antigen, provided that if SELECT does not enter into such agreement with a Third Party during the one hundred twenty (120) day period following the earlier of (i) or (ii) above, then such Antigen shall again be subject to

AVANT’s right to select such Antigen for a Licensed Product as set forth above.

c.     During the period during which AVANT has the right to select a Second Licensed Product or Third License Product, SELECT may provide the notice to AVANT set forth in Section 9.4b regarding proposed agreements with Third Parties no more than three (3) times per year.

9.5      Collaboration with Third Parties.  During the term of this Agreement, SELECT and its Affiliates will not directly develop or assist a Third Party in developing a Vaccine Product that targets a Target Disease of a Licensed Product where such Vaccine Product would be directly competitive with the Licensed Product.

10 - CONFIDENTIAL INFORMATION AND PUBLICATION

10.1    SELECT and AVANT each agree that each Party (the “Receiving Party”) shall keep confidential all information of the other party (the “Disclosing Party”), including without limitation information regarding the Research Program, or a Disclosing Party’s business plans, strategies, technologies, manufacturing, research and development, and products (“Confidential Information”) furnished to it by, or otherwise made available by, the Disclosing Party pursuant to this Agreement; provided that a Receiving Party may disclose the Confidential Information of a Disclosing Party to its Employees and consultants who are required to have access to the Confidential Information in connection with the exercise of the Receiving Party’s rights and performance of obligations under this Agreement. The Receiving Party agrees that the Confidential Information of the Disclosing Party will be (i) be used only for the purposes of this Agreement, and (iii) not be disclosed by the Receiving Party without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

a.     Was in the public domain at the time of disclosure;

b.     Later became part of the public domain through no act or omission of the Receiving Party, its Employees, agents, successors or assigns;

c.     Was lawfully disclosed to the Receiving Party by a third party having the right to disclose it;

d.     Was already known by the Receiving Party at the time of disclosure;

e.     Was independently developed by the Receiving Party; or

f.      Is required by law or regulation to be disclosed.

10.2    Each party’s obligation of confidence under this Agreement shall be fulfilled by using at least the same degree of care with the other party’s confidential information as it uses to protect its own confidential information, but in no event less than reasonable care. This obligation shall exist while this Agreement is in force and for a period of ten (10) years after the Agreement expires or terminates.

10.3    Before either Party makes any publication or other public disclosure of any technology developed in connection with the Research Program, the Party proposing such disclosure will send the other Party a copy of the information to be disclosed, and will allow the other Party sixty (60) days from receiving it to determine whether the information to be disclosed contains subject matter for which patent protection should be sought before disclosure, or otherwise contains Confidential Information of the reviewing Party.  The Party proposing disclosure will be free to proceed with the disclosure unless before the expiration of such 60 day period, the reviewing Party notifies the Party proposing disclosure that the disclosure contains subject matter for which patent protection should be sought or confidential information of the reviewing Party, and the Party proposing publication will then delay public disclosure of the information of an additional period to be mutually agreed upon to permit the preparation and filing of a patent application on the subject matter to be disclosed or for the parties to determine a mutually acceptable modification to the publication to protect adequately the Confidential Information of the reviewing Party.  The Party proposing disclosure will afterwards be free to publish or disclose the information.  The determination of authorship for any paper will be in accordance with accepted scientific practice.

11 – OWNERSHIP OF INTELLECTUAL PROPERTY AND
PATENT RIGHTS

11.1    Collaborative Inventions.  Collaborative Inventions shall be either jointly owned or solely owned by the party for whom ownership can be established under the provisions of U.S. patent law and licensed as provided herein.

11.2    Disclosure of Collaborative Inventions.  Each Party shall promptly disclose in writing to the other Party all Collaboration Inventions made during the Research Term.

11.3    Patent Filings.

a.     AVANT Collaborative Inventions.  AVANT shall have the first right to prepare, file, prosecute, obtain and maintain Patent applications and Patents on AVANT Collaboration Inventions with the expenses for any such preparation, filing, prosecution and maintenance to be borne by AVANT.

b.     SELECT Collaborative Inventions.  SELECT shall have the first right to prepare, file, prosecute, obtain and maintain (i) Select Patents that claim the manufacture, use, sale or importation of a Licensed Product, and (ii) Patent applications and Patents disclosing SELECT Collaboration Inventions, with the expenses for any such preparation, filing, prosecution and maintenance to be borne by SELECT.

c.     In the event that either Party elects not to exercise its first right to prepare, file, prosecute, obtain or maintain Patent applications and Patents as described in Sections 11.3a or 11.3b, such Party shall so notify the other Party promptly in writing and in good time to enable such other Party to meet any deadlines by which an action must be taken to establish or preserve any such rights in Patent rights.  Following the receipt of such notice, the other Party shall have the right, but not the obligation, at its sole expense to prepare, file, prosecute, obtain and maintain the Patent applications and Patents identified in the notice all for its own benefit, and such Patent applications and Patents shall be removed from the operation of this Agreement.

11.4    Enforcement Rights.

a.     Defense and Settlement of Third Party Claims.  If a Third Party asserts that a Patent or other right owned by it is infringed by the manufacture, use or sale of any Licensed Product (a “Third Party Claim”), AVANT shall have the right to be solely responsible for defending against any such assertions at its cost and expense. If AVANT elects to exercise such right, SELECT shall cooperate with AVANT at AVANT’s request and shall have the right to be represented by counsel selected and paid for by SELECT.  If AVANT elects not to exercise such right as to such Third Party Claim, SELECT shall have the right but not the obligation to manage solely the defense of the Parties against the Third Party Claim and AVANT shall cooperate with SELECT at SELECT’s request and shall have the right to be represented by counsel selected and paid for by AVANT. The Party that manages solely the defense of the Parties against the Third-Party Claim shall also have the right to settle such Third-Party Claim on terms deemed appropriate by such Party provided, however, that (A) neither Party shall settle any Third-Party Claim in a manner that is prejudicial to the License Products, (B) such Party shall consult with the other Party concerning the terms of any settlement agreement before entering into such an agreement, and (C) neither Party shall settle any such Third-Party Claim without the prior written consent of the other Party.

b.     Infringement by Third Parties Of Licensed Subject Matter. If any Patent licensed hereunder is infringed by a Third Party in any country in connection with the manufacture, use and sale of a Licensed Product in such country, the Party to this Agreement first having knowledge of such infringement shall promptly notify the other in writing.  The notice shall set forth the known facts of that infringement in reasonable detail.  AVANT shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to such infringement of the Patent, by counsel of its own choice, and SELECT shall have the right, at its own expense, to be represented in that action by counsel of its own choice.  If AVANT fails to bring an action or proceeding within a period of one hundred eighty (180) days after a request by SELECT to do so, SELECT shall have the right to bring and control any such action by counsel of its own choice, and AVANT shall have the right to be represented in any such action by counsel of its own choice at its own expense.  If one Party brings any such action or proceeding, the second Party agrees to be joined as a party plaintiff and to give the first Party reasonable assistance and authority to file and prosecute the suit.  The costs and expenses of the Party bringing suit under this subsection and any damages or other monetary awards recovered shall be retained by the Party bringing suit.  A settlement or consent judgment or other voluntary final disposition of a suit under this subsection may be entered into without the consent of the Party not bringing the suit; provided that such settlement, consent judgment or other disposition does not admit the invalidity or unenforceability of any Patent licensed hereunder; and provided further, that any rights to continue the infringing activity in such settlement, consent judgment or other disposition shall be limited to the Licensed Product or activity that was the subject of the suit.

c.     General.  With respect to infringement of the Patents licensed hereunder, the Parties shall consult with each other regarding the institution, prosecution and control of any action or proceeding of any of the Patents.

11.5    Patent Marking.  AVANT shall permanently and legibly mark all products and documentation manufactured or sold by it under this Agreement with a patent notice as may be permitted or required under Title 35, United States Code.

12– ALTERNATE DISPUTE RESOLUTION

Any dispute or controversy arising out of or relating to this Agreement, its construction or its actual or alleged breach will be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in Los Angeles, California, in accordance with the Commercial Dispute Resolution Procedures of the American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of Vaccine Products. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Section 12 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.

13 - GENERAL

13.1    Assignment.  This Agreement may not be assigned by AVANT, regardless of whether such assignment is by contract or operation of law, without the prior written consent of SELECT, which will not be unreasonably withheld. Notwithstanding the foregoing, either Party may assign or transfer its rights and obligations under this Agreement without consent of the other Party to a party that succeeds to all or substantially all of that Party’s business or assets whether by sale, merger, operation of law or otherwise.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees. Any assignment in violation of this Section 13.1 will be null and void.

13.2    This Agreement constitutes the entire and only agreement between the parties with respect to the Licensed Subject Matter and Licensed Products and all other prior negotiations; representations, agreements, and understandings are superseded. No agreements altering or supplementing the terms of this Agreement may be made except by a written document signed by both parties.

13.3         Any notice required by this Agreement must be given by prepaid, first class, certified mail, return receipt requested and addressed to:

In the case of SELECT, to:

Select Vaccines Limited

Suite 15, 545 St. Kilda Road

Melbourne 3004 Victoria

Australia

Attention: Martin Soust PhD, Managing Director

Fax: +613 9529 2622

Phone: +613 9529 8788

With a copy to:

Polsinelli Shalton Flanigan Suelthaus PC

180 N. Stetson Avenue

Suite 4525

Chicago, IL 60601

Attn:  Teddy Scott, Ph.D., Esq.

Fax: (312) 819-1910

Or in the case of AVANT to:

Avant Immunotherapeutics, Inc.
119 Fourth Avenue

Needham, MA 02494-2725, U.S.A.

Attn: Timothy Cooke, Ph.D., Chief Operating Officer

Fax: (781) 433-0262

with a copy to:

Goodwin | Procter LLP

Exchange Place

Boston, MA 02109

Attn:  Stuart M. Cable, Esq.

Fax:  1-617-523-1231

Or other addresses as may be given from time to time under the terms of this notice provision.

13.4    Each Party must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

13.5    Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party reasonably may deem advisable to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

13.6    Each Party is an independent contractor under this Agreement.  Nothing contained herein is intended or is to be construed so as to constitute AVANT and SELECT as partners, agents or joint venturers.  Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

13.7    This Agreement will be construed and enforced in accordance with the laws of the United States of America and of the State of New York.

13.8    Failure of either Party to enforce a right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

13.9    Headings are included in this Agreement for convenience only and shall not be used to construe this Agreement.

13.10  If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.

IN WITNESS of the above, the parties have caused their duly authorized representatives to execute this Agreement as of the date set forth below.

SELECT VACCINES LIMITED		AVANT IMMUNOTHERAPEUTICS, INC.

By :	/S/ Martin Soust	By :	/S/ Una S. Ryan ,

Name :	Martin Soust	Name :	Una S. RyanPh. D.

Title :	Managing Director	Title :	President and CEO

Date :	10 February 2007	Date :	9 February 2007

HEPGENICS PTY LTD

By :	/S/ Martin Soust

Name :	Martin Soust

Title :	Director

Date :	10 February 2007

APPENDIX A

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APPENDIX B

Target Disease and Target Antigen

Licensed Product	Target Disease	Target Antigen
First	Influenza	TBD
Second (if elected)
Third (if elected)

APPENDIX C

SELECT PATENTS

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